U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP (Form 4)

Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934, Section 17(a) of the Public Utility Holding Company Act of
1935 or Section 30(f) of the Investment Company Act of 1940.

1.  Name and Address of Reporting Person:   H. Lee Judd, Clark
Point Road, Southwest Harbor, ME 04679

2.  Issuer Name and Tickler or Trading Symbol:  Bar Harbor
Bankshares, CUSIP No. 066849100

3.  IRS or Social Security Number of Reporting Person
(Voluntary):  ###-##-####

4.  Statement for Month/Year:  12/01

5.  If Amendment, Date of Original:  NA

6.  Relationship of Reporting Person to Issuer:  Director


Table 1:  Non-Derivative Securities Acquired, Disposed of, or
Beneficially Owned
Title of
Security
Tran
Date
Tran
Code
Securities Acquired
(A)
or Disposed of (d)
Amount     A/D
Price
Amount
of
Securit
ies
owned
at end
of
month
Ownersh
ip
Form
Nature
of
Ownersh
ip
Bar Harbor
Bankshares
Common Stock
12/19/
01

5,400

100
D
D
16.50
17.65

1,400

D
